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AMERICAN ITALIAN PASTA COMPANY                                          |NEWS
                                                                        |RELEASE

Contact:

Paul Geist
Vice President & Corporate Controller
816-584-5611

For Immediate Release

            AMERICAN ITALIAN PASTA COMPANY PROVIDES UPDATES ON CREDIT
               FACILITY, RESTATEMENT PROCESS, AND NYSE COMPLIANCE

Kansas City, Mo., March 14, 2007 - American Italian Pasta Company (AITP.PK), the
largest  producer and marketer of dry pasta in North America,  today provided an update on  developments  regarding  its credit  facility,  the  progress  of the restatement  of its  historical  financial  statements,  and its status with the
NYSE.

CREDIT FACILITY AMENDMENT

As  previously  reported,  in March 2006,  the Company  secured a $295  million, senior credit facility with Bank of America serving as administrative  agent and a lender under the facility,  with other institutional  lenders participating in the credit.  The credit facility was comprised of a $265 million term loan and a
$30 million  revolving credit facility,  with a five-year term expiring in March
2011, and it does not require any scheduled principal payments until maturity.

The Company and its lenders have agreed to an amendment to the credit  facility.
The amendment  provides,  among other things, the extension of certain financial reporting covenants. Under the facility, the Company was required to deliver its fiscal 2005 and fiscal 2006 audited  financial  statements  by March 31, 2007 or face  increased  interest  charges  of 2% per annum and  ultimately  could be in default of those  covenants if the  financial  statements  were not delivered by
June 30, 2007.  Under the amended  credit  facility,  the Company is required to deliver its fiscal  2005 and fiscal 2006  audited  financial  statements  to the lenders by December  31, 2007,  and the Company is not subject to any  increased interest  charges  through  that  date.  If the  Company  were to not  file  its statements  by December  31, 2007,  it could be in default of this  covenant and could be subject to default interest.

The amendment  will also (1) lower the interest the Company  currently pays at a
LIBOR  rate plus 600 basis  points to a LIBOR  rate plus 500 basis  points  upon delivery of fiscal 2005 and fiscal 2006 audited  financial  statements,  and (2)
allow a further interest rate reduction after March 14, 2008 based on LIBOR plus
450 basis points should the

American Italian Pasta Co.
March 14, 2007

Company meet certain  financial  leverage  ratios.  In addition,  the  amendment modifies the prepayment  penalties  (including  commitment reduction costs under the  revolving  loan  commitment)  should  the  Company  pay off the  loans  and terminate the revolving  loan  commitment  through a refinancing  or other means before March 13, 2008.  The amendment also allows the Company to make a one-time
$10.0  million  voluntary  prepayment  of the  term  loan  without  incurring  a prepayment penalty.

RETIREMENT OF DEBT

The Company also announced today that it used a portion of its excess  liquidity to retire $10.0 million of debt. With this payment,  gross debt was reduced from
$254.3 million to $244.3 million.  After this debt  retirement,  the Company has liquidity  resources  of $43.0  million,  comprised of $27.7  million  under the revolving credit facility  (reflecting  approximately $2.3 million of letters of credit issued under the $30 million  revolving credit facility) and cash on hand of  approximately  $15.3 million.  After giving effect to the debt pay down, the
Company has outstanding debt net of cash of $229.0 million.

RESTATEMENT PROCESS

As previously  announced,  the Audit Committee's legal advisors  completed their fact finding investigation and, with the forensic accountants, are reviewing the information  obtained in the  investigation.  The Company has also substantially completed its review of  historical  accounting  matters and is  finalizing  its conclusions  and  preparing  its  fiscal  year  2005  financial  statements  and restatements of its financial statements for fiscal year 2004 and prior periods.
The information is being reviewed by the Company's independent registered public accounting firm. The Company is continuing to marshal  resources and anticipates it will file its annual report on Form 10-K for the fiscal year ended  September
30, 2005 by the end of May 2007.  The Company  believes  that its 2006 Form 10-K will be completed and filed by the end of June 2007.  The Company noted that the dates it estimates for  completing  the filing of its financial  statements  are subject  to  change  based  on  a  number  of  factors,  including  the  ongoing investigations  in which  the  Company  is  cooperating,  and the  review of and continued  analysis  of issues by the  Company  and its  independent  registered public accounting firm.

NYSE STATUS

The New York Stock Exchange  suspended  trading in the Company's shares prior to the  opening of  trading on  Wednesday,  December  20,  2006 and under NYSE Rule
802.01E, the NYSE moved forward with delisting  procedures.  The Company will no longer pursue the appeal of that decision through the process provided under the
NYSE rules.  Upon  completion  of its  restatement  and bringing its  delinquent financial  statements  current,  the Company intends to review its trading venue
alternatives,   including,  for  example,   potential  listing  on  the  NASDAQ.
Currently,  the  Company's  shares are quoted on the Pink Sheets,  an electronic quotation service for securities traded over-the-counter, under the symbol "AITP or AITP.PK".

American Italian Pasta Co.
March 14, 2007

CEO COMMENTS

"The amendment to our credit  facility,  reflecting the strength of our business and our solid  relationship  with our  lenders,  allows us to remain  focused on business  execution and the  completion of our  restatement  process."  said Jim
Fogarty,  Chief Executive Officer. "We continue to be pleased with our liquidity as evidenced by our  voluntary  prepayment  of debt and look forward to availing ourselves of a lower  interest rate upon  completion of our financial  statement filings."

ABOUT AIPC

Founded  in 1988 and based in Kansas  City,  Missouri,  American  Italian  Pasta
Company is the largest producer and marketer of dry pasta in North America.  The
Company  has four  plants  that are  located  in  Excelsior  Springs,  Missouri;
Columbia, South Carolina; Tolleson, Arizona and Verolanuova,  Italy. The Company
has approximately 600 employees located in the United States and Italy.

When used in this release,  the words "anticipate,"  "believe,"  "estimate," and
"expect"  and similar  expressions  are  intended  to  identify  forward-looking statements, but are not the exclusive means of identifying these statements. The statements  by the Company  regarding  the timing of filing of its 2005 and 2006
Forms 10-K,  its credit  facility and retirement of debt, and its listing of the
Company's  stock on a  public  trading  exchange,  are  forward-looking.  Actual results or events could differ materially.  The differences could be caused by a number of factors, including, but not limited to, the completion and findings of the  Audit  Committee  investigation,  the  Company's  review  of its  financial statements,  a review and/or audit of the Company's financial  statements by its independent  registered  public  accounting  firm,  the SEC staff review and the conclusions  reached  regarding  financial  reporting,  listing  requirements of public exchanges, and continuing compliance with the credit facility as amended.
The Company will not update any forward-looking statements in this press release to reflect future events.

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